UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 6, 2020

DECKERS OUTDOOR CORPORATION
(Exact name of registrant as specified in its charter)

____________Delaware________________
(State or other jurisdiction of incorporation)

001-36436	95-3015862
(Commission File Number)	(I.R.S. Employer Identification No.)
250 Coromar Drive, Goleta, California 93117
(Address of principal executive offices)

Registrant's telephone number, including area code: (805) 967-7611

_______________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DECK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

FY 2021 Management Incentive Plan

On October 6, 2020, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Deckers Outdoor Corporation (the “Company”) adopted a management incentive plan (the “FY 2021 Management Incentive Plan”) that will be utilized to calculate the cash incentive compensation that may become payable with respect to the fiscal year ended March 31, 2021 (the “Performance Period”) to certain members of the Company’s senior management team, including Mr. David Powers, President and Chief Executive Officer; Mr. Steven J. Fasching, Chief Financial Officer; Mr. David E. Laffite, Chief Operating Officer; Mr. Stefano Caroti, President of Omni-Channel; and Ms. Andrea O’Donnell, Fashion Lifestyle Group President (collectively, the “Named Executive Officers”). The FY 2021 Management Incentive Plan is designed to reflect the Company’s pay-for-performance philosophy by aligning the payment of cash incentive compensation with the Company’s achievement of financial performance criteria that is closely aligned with the Company’s business and strategic objectives.

Cash incentive compensation may be earned under the FY 2021 Management Incentive Plan based on the Company’s achievement with respect to a number of financial performance targets that have been established by the Compensation Committee, which relate to (i) “consolidated revenue” and “consolidated operating income” for each of Messrs. Powers, Fasching and Lafitte, and (ii) "consolidated operating income," “business unit operating income” and “business unit revenue” for Mr. Caroti and Ms. O'Donnell (collectively, the “Performance Measures”). The specific Performance Measures applicable to each participant, and the relative weighting applied to each of these measures, were established by the Compensation Committee based on a number of factors, including the respective titles and responsibilities of each of the participants, an assessment of the ability of each participant to impact the Company’s achievement of the specified Performance Measures, a review of peer group compensation data, and consultation with the Compensation Committee’s independent compensation consultant.

The Compensation Committee has established “threshold”, “target” and “maximum” amounts for each of the Performance Measures, which will impact the cash incentive payments under the FY 2021 Management Incentive Plan as follows:

•If the “threshold” level of a Performance Measure is achieved, participants will earn 50% of the target cash incentive payment that relates to that Performance Measure.

•If the “target” level of a Performance Measure is achieved, participants will earn 100% of the target cash incentive payment that relates to that Performance Measure.

•If the “maximum” level of a Performance Measure is achieved, participants will earn 200% of the target cash incentive payment that relates to that Performance Measure.

To the extent the Company’s achievement with respect to a Performance Measure is between the “threshold” amount and the “target” amount, or between the “target” amount and the “maximum” amount, the cash incentive compensation will be calculated based on a pre-established sliding payout scale. No cash incentive compensation will be payable under the FY 2021 Management Incentive Plan with respect to a particular Performance Measure to the extent the Company fails to achieve the “threshold” level of performance for that Performance Measure.

The determination of the level of the Company’s achievement with respect to the Performance Measures will be made by the Compensation Committee based on the audited financial statements of the Company relating to the Performance Period, subject to certain adjustments agreed upon by the Compensation Committee.

The target cash incentive payment amount for the Named Executive Officers is set as a percentage of base salary as determined by the Compensation Committee. The current base salary, “target” cash incentive percentage, and resulting “target” cash incentive compensation amount for each of the Named Executive Officers is set forth opposite their respective names in the table below:

Named Executive Officer	FY 2021 Base Salary	"Target" Percentage	"Target" Cash Incentive
Dave Powers	$1,100,000	125%	$1,375,000
Steven J. Fasching	$600,000	75%	$450,000
David E. Lafitte	$700,000	75%	$525,000
Stefano Caroti	$650,000	75%	$487,500
Andrea O'Donnell	$625,000	75%	$468,750

The foregoing summary of the terms of the FY 2021 Management Incentive Plan does not purport to be complete and is qualified in its entirety by the terms of the Management Incentive Plan, the form of which was filed as Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2020

Deckers Outdoor Corporation
/s/ Thomas Garcia
Thomas Garcia, General Counsel